NEWS RELEASE for May 12, 2010

Contact	Dwight Babcock, CEO 520 240 4840 dbabcock@isoray.com

ISORAY, INC. REPORTS THIRD QUARTER RESULTS

RICHLAND, Washington – IsoRay Inc. (AMEX: ISR) a medical isotope company focusing on the treatment of prostate, lung, head and neck and other malignant disease through the use of its proprietary radioisotope technology, announced its financial results for the third quarter of fiscal year 2010, ended March 31, 2010.

Sales revenue for the quarter was approximately $1,203,216 as compared to approximately $1,366,289 in the third quarter of fiscal 2009.  The Company’s revenues during the quarter were primarily generated through the sales of Proxcelan Cesium-131 seeds for the treatment of primarily  prostate cancer but also had nominal revenues for lung cancer and head and neck cancer ..

The Company recognized a gross income of $52,486 for the three month period ended March 31, 2010, compared to gross income of $15,245 in the third quarter of fiscal 2009 and represents a 224% increase.

The Company’s net loss of approximately $1.1 million for the three months ended March 31, 2010 compared to approximately $1.5 million loss for the quarter ended March 31, 2009, representing a 26% improvement.

The Company's net cash used by operating activities this past quarter decreased by 18% to approximately $646,000 as compared to approximately $788,000 in the third quarter of fiscal 2009. The Company had cash and short-term investments of approximately $2,426,000 as of March 31, 2010.

Dwight Babcock, IsoRay Chairman and CEO, commented “While sales are not where we want them to be, we have completed our first phase of right-sizing Isoray as we prepare for future growth. Isoray is uniquely positioned as the brachytherapy isotope provider of choice due to Cesium 131’s high energy and short half life, as well as other characteristics of IsoRay’s Cs-131 source. Due to our existing FDA approvals, I believe we will  see revenue grow from non-prostate applications with increasing numbers of cases as we continue to execute our plan to position Cs-131 brachytherapy for cancers throughout the body. Increasingly we are seeing leading physicians request Cs-131 for patients who have an immediate need for treatment and seek out Cesium-131 as a solution to the management of challenging oncologic cases.

We are continuing to evaluate numerous FDA-cleared devices that would expand the use of our proprietary isotope in both seed and liquid form. In addition we are investigating other non-medical uses of our isotope to further help secure a strong revenue base."

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects(a)(b). IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a)  Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. Int. J. Radiation Oncology Biol. Phys. 2003; 55 (2): 378-385.

(b)  Prestidge B.R., Bice W.S., Jurkovic I., et al. Cesium-131 Permanent Prostate Brachytherapy: An Initial Report. Int. J. Radiation Oncology Biol. Phys. 2005; 63 (1): 5336-5337.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether the increase in gross income and decrease in the net cash used by operating activities seen in the third quarter of fiscal 2010 as compared to the third quarter of fiscal 2009 will continue in the future, whether revenue will increase in future periods, whether IsoRay will be able to expand its base beyond prostate cancer, whether IsoRay's Cesium-131 seed will be used to treat additional cancers and malignant disease,  whether changes in IsoRay’s sales and marketing strategy will result in improved sales, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain net cash used by operating activities, whether later studies and protocols support the findings of the initial studies, success of future research and development activities, whether initial implants of Cesium-131 to treat non-prostate cancers result in favorable patient outcomes in both the short- and long-term, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

Three months ended March 31

	2010	2009
Product sales	$1,203,216	$1,366,289
Cost of product sales	1,150,730	1,351,044
Gross income	52,486	15,245
Operating expenses
Research and development expenses	98,964	301,907
Sales and marketing expenses	447,693	529,349
General and administrative expenses	596,224	666,637
Total operating expenses	1,142,881	1,497,893
Operating loss	(1,090,395)	(1,482,648)
Non-operating income (expense):
Interest income	1,547	18,722
Gain (loss) on fair value of short-term investments	–	–
Financing and interest expense	(6,445)	(16,278)
Non-operating income (expense), net	(4,898)	2,444
Net loss	(1,095,293)	(1,480,204)
Preferred stock dividends	–	–
Net loss applicable to common shareholders	$(1,095,293)	$(1,480,204)

Basic and diluted loss per share	$(0.05)	$(0.06)
Weighted average shares used in computing net loss per share:
Basic and diluted	22,942,458	22,942,088